EXHIBIT 10.2

EXECUTION VERSION

SECOND AMENDMENT dated as of May 27, 2015 (this “Amendment Agreement”) to the Third Amended and Restated Credit Agreement, dated as of June 25, 2013 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), among Fidelity National Financial, Inc. (the “Borrower”), the several lenders from time to time party thereto, Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the other agents parties thereto. Unless otherwise defined herein, terms defined in the Amended Credit Agreement (as defined below) and used herein shall have the meanings given to them in the Amended Credit Agreement.

WHEREAS, the Borrower has requested an amendment to the Existing Credit Agreement pursuant to which certain provisions of the Existing Credit Agreement, including the debt and lien covenants, will be amended; and

WHEREAS, in order to effect the foregoing, the Borrower and the other parties hereto desire to amend, as of the Second Amendment Effective Date (as defined below), the Existing Credit Agreement and to enter into certain other agreements set forth herein, in each case subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendment of the Existing Credit Agreement. Effective as of the Second Amendment Effective Date, the Existing Credit Agreement is hereby amended (the Existing Credit Agreement, as so amended, the “Amended Credit Agreement”) to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicating textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto. Except as set forth above, all schedules and exhibits to the Existing Credit Agreement, in the forms thereof in effect immediately prior to the Second Amendment Effective Date, will continue to be schedules and exhibits to the Amended Credit Agreement.

Section 2. Representations and Warranties. To induce the Administrative Agent and the Lenders to enter into this Amendment Agreement, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

(a)(i) The Borrower has all requisite power and authority to execute, deliver and perform its obligations under this Amendment Agreement, (ii) this Amendment Agreement has been duly executed and delivered by the Borrower, and (iii) this Amendment Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by Debtor Relief Laws and general equitable principles.

(b)As of the Second Amendment Effective Date, no Default shall exist, or would result from this Amendment Agreement or any transactions contemplated hereby to occur on the Second Amendment Effective Date.

(c)Each of the representations and warranties of the Borrower contained in Article V of the Amended Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the Second Amendment Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

Section 3. Effectiveness of this Amendment Agreement and the Amended Credit Agreement. The effectiveness of this Amendment Agreement and the amendment of the Existing Credit Agreement set forth herein is subject to the satisfaction of the following conditions precedent (the date on which all of such conditions shall first be satisfied (or waived), which in the case of clause (b) may be substantially concurrent with the satisfaction of the other conditions specified below, the “Second Amendment Effective Date”):

(a)The Administrative Agent’s receipt of the following:

(i)duly executed counterparts hereof that, when taken together, bear the signatures of the Borrower, the Required Lenders and the Administrative Agent;

(ii)a certificate signed by a Responsible Officer of the Borrower certifying as to the matters set forth in Section 2(b) and 2(c) hereof; and

(b)The Borrower shall have paid, subject to the limitations set forth in Section 10.04 of the Amended Credit Agreement and to the extent invoiced at least three Business Days prior to the Second Amendment Effective Date, the reasonable out-of- pocket expenses of the Administrative Agent and Arrangers in connection with this Amendment Agreement, including the reasonable and documented out-of-pocket fees and expenses of one counsel (including any local counsel) for the Administrative Agent and the Arrangers, taken as a whole.

(c)The Administrative Agent shall have received satisfactory evidence of the repayment in full on the date hereof of the outstanding principal amount of the term loans under that certain Term Loan Credit Agreement dated as of July 11, 2013, as amended on October 24, 2013, among the Borrower, the lenders from time to time party thereto, Bank of America, as administrative agent and the other agents party thereto.

Section 4. Effect of Amendment. (a) Except as expressly set forth herein or in the Amended Credit Agreement, this Amendment Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Existing Credit Agreement or any other Loan Document and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other provision of the Existing Credit Agreement or of any other Loan Document, all of which, subject to the terms of the Amended Credit Agreement, are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(b)    On and after the Second Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof’, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Amended Credit Agreement. This Amendment Agreement shall constitute a “Loan Document” for all purposes of the Amended Credit Agreement and the other Loan Documents.

Section 5. Tax Characterization. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the Amendment, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 6 Governing Law. THIS AMENDMENT AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW. THIS AGREEMENT HAS BEEN ENTERED INTO PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 6. Counterparts. This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of any executed counterpart of a signature page of this Amendment Agreement by facsimile or electronic transmission (including in “.pdf” or “.tif” format) shall be as effective as delivery of a manually executed counterpart hereof.

Section 7. Headings. The headings of this Amendment Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed and delivered by their respective duly authorized officers or representatives as of the day and year first above written.

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ Daniel K Murphy
Name: Daniel Kennedy Murphy, CFA
Title: Senior Vice President and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent and Lender
By:	/s/ Tiffany Burgess
Name: Tiffany Burgess
Title: Vice President

SIGNATURE PAGE TO AMENDMENT

Name of Lender: Bank of the West
Aggregate Amount of existing Revolving Commitments:
$50,000,000

By:	/s/ Dale Patterson
Name: Dale Patterson
Title: Director

Name of Lender: BMO Harris Bank N.A.
Aggregate Amount of existing Revolving Commitments:
$50,000,000
By:	/s/ Sean T. Ball
Name: Sean T. Ball
Title: Director

Name of Lender: Capital One, N.A.
Aggregate Amount of existing Revolving Commitments:
$20,000,000
By:	/s/ Jacob Villere
Name: Jacob Villere
Title: VP - US Corporate Banking

Name of Lender: Citibank N.A.
Aggregate Amount of existing Revolving Commitments:
$50,000,000
By:	/s/ Thomas Christopher
Name: Thomas Christopher
Title: Senior Vice President

Name of Lender: Citizens Bank, N.A.
Aggregate Amount of existing Revolving Commitments:
$35,000,000
By:	/s/ Jason Upham
Name: Jason Upham
Title: Assistant Vice President

Name of Lender: Compass Bank
Aggregate Amount of existing Revolving Commitments:
$20,000,000
By:	/s/ Susana Campuzano
Name: Susana Campuzano
Title: Sr. Vice President

Name of Lender: Fifth Third Bank, An Ohio Banking Corporation
Aggregate Amount of existing Revolving Commitments:
$50,000,000
By:	/s/ John A. Marian
Name: John A. Marian
Title: Vice President

Name of Lender: J.P. Morgan Chase Bank, NA
Aggregate Amount of existing Revolving Commitments:
$65,000,000
By:	/s/ Richard Barracato
Name: Richard Barracato
Title: Vice President

Name of Lender: MUFG Union Bank, N.A.
Aggregate Amount of existing Revolving Commitments:
$50,000,000
By:	/s/ Glen Schuermann
Name: Glenn Shuermann
Title: Director

Name of Lender: PNC Bank, National Association
Aggregate Amount of existing Revolving Commitments:
$35,000,000
By:	/s/ Nicole R. Limberg
Name: Nicole R. Limberg
Title: Vice President

Name of Lender: Regions Bank
Aggregate Amount of existing Revolving Commitments:
$50,000,000
By:	/s/ Bruce Rudolph
Name: Bruce Rudolph
Title: Vice President

Name of Lender: U.S. Bank National Association
Aggregate Amount of existing Revolving Commitments:
$65,000,000
By:	/s/ James F. Cooper
Name: James F. Cooper
Title: Sr. Vice President

Name of Lender: Wells Fargo Bank National Association
Aggregate Amount of existing Revolving Commitments:
$65,000,000
By:	/s/ Grainne Pergolini
Name: Grainne Pergolini
Title: Managing Director

Exhibit A

Amendments to Credit Agreement

[Following page]

Exhibit A EXECUTION VERSION

Published CUSIP Number: 31620KAD2 Deal CUSIP Number: 31620KAC4

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 25, 2013

among

FIDELITY NATIONAL FINANCIAL, INC.,
as the Borrower,

BANK OF AMERICA, N.A.,
as Administrative Agent and Swing Line Lender,

JPMORGAN CHASE BANK, N.A.,
U.S. BANK NATIONAL ASSOCIATION,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,

and

BANK OF THE WEST
BMO HARRIS BANK N.A.
CITIBANK, N.A.
FIFTH THIRD BANK
REGIONS BANK
UNION BANK, N.A.,
as Co-Documentation Agents

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES LLC,
U.S. BANK NATIONAL ASSOCIATION,
WELLS FARGO SECURITIES, LLC,

5.13	Intellectual Property, Licenses, Etc	59
5.14	Subsidiaries	60
5.15	Margin Regulations; Investment Company Act	60
5.16	Disclosure	60
5.17	Compliance with Laws	60
5.18	Solvent	61
5.19	Licenses	61
5.20	Employee Matters	61
5.21	Insurance Subsidiaries	61
5.22	Taxpayer Identification Number	61
5.23	OFAC and FCPA	61
Article VI	AFFIRMATIVE COVENANTS	62
6.01	Financial Statements	62
6.02	Certificates; Other Information	63
6.03	Notices	65
6.04	Preservation of Existence, Etc	66
6.05	Maintenance of Properties	66
6.06	Maintenance of Insurance	66
6.07	Compliance with Laws	66
6.08	Books and Records	67
6.09	Inspection Rights	67
6.10	Use of Proceeds	67
6.11	Payment of Taxes	67
6.12	Designation of Strategic Investment Subsidiaries	67
Article VII	NEGATIVE COVENANTS	67
7.01	Liens	68
7.02	Consolidations and Mergers; Sales of Assets	70
7.03	Limitation on Indebtedness	70
7.04	Fundamental Changes	71
7.05	Transactions with Affiliates	73
7.06	Restricted Payments	73
7.07	Change in Business	74
7.08	Accounting Changes	74
7.09	Financial Covenants	74
7.10	Restrictive Agreements, Etc	75
7.11	Certain Amendments	75
Article VIII	EVENTS OF DEFAULT AND REMEDIES	75
8.01	Events of Default	75
8.02	Remedies upon Event of Default	78
8.03	Application of Funds	78
Article IX	ADMINISTRATIVE AGENT	79
9.01	Appointment and Authority	79
9.02	Rights as a Lender	79
9.03	Exculpatory Provisions	79
9.04	Reliance by Administrative Agent	80
9.05	Delegation of Duties	80
9.06	Resignation of Administrative Agent	81
9.07	Non-Reliance on Administrative Agent and Other Lenders	82
9.08	No Other Duties, Etc	82
9.09	Administrative Agent May File Proofs of Claim	82

Article X	MISCELLANEOUS	83
10.01	Amendments, Etc	83
10.02	Notices; Effectiveness; Electronic Communication	84
10.03	No Waiver; Cumulative Remedies; Enforcement	86
10.04	Expenses; Indemnity; Damage Waiver	87
10.05	Payments Set Aside	89
10.06	Successors and Assigns	89
10.07	Treatment of Certain Information; Confidentiality	93
10.08	Right of Setoff	94
10.09	Interest Rate Limitation	94
10.10	Counterparts; Integration; Effectiveness	95
10.11	Survival of Representations and Warranties	95
10.12	Severability	95
10.13	Replacement of Lenders	95
10.14	Governing Law; Jurisdiction; Etc	96
10.15	Waiver of Jury Trial	97
10.16	No Advisory or Fiduciary Responsibility	97
10.17	Electronic Execution of Assignments and Certain Other Documents	98
10.18	USA PATRIOT Act	98
10.19	ENTIRE AGREEMENT	98

SIGNATURES		S-1

Initially, the Applicable Rate shall be determined based upon Pricing Level 3. The Applicable Rate immediately following such initial Applicable Rate shall be determined based upon the initial publicly announced Debt Rating of the Borrower after the Closing Date, effective as of the date of such announcement. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, the Lead Arrangers, U.S. Bank National Association and Wells Fargo Securities, LLC, each in its capacity as a joint lead arranger and a joint book manager.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2012, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means (a) with respect to each Original Commitment Lender, the Original Availability Period and (b) with respect to each Extended Commitment Lender, the Extended Availability Period.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%; and if Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BKFS” means Black Knight Financial Services, LLC, a Delaware limited liability company.
“BKIS” means Black Knight InfoServ, LLC, a Delaware limited liability company (f/k/a Lender Processing Services, Inc.).

“BKIS Credit Facility” means that certain credit agreement dated as of May 27, 2015, among BKIS, as borrower, BKFS, as Holdings, each subsidiary of BKIS from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, swing line lender and L/C issuer, and Bank of America, N.A., as L/C issuer.
“Borrower” has the meaning specified in the introductory paragraph hereto. “Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Contribution” means the contribution on or about the Lion Acquisition Closing Date by the

Borrower to Newco of common stock and cash on hand of the Borrower and its Subsidiaries in an aggregate amount of up to approximately $1,450,000,000, but in any event in a sufficient amount to pay the aggregate consideration required to be paid in the Lion Acquisition.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Bridge Commitment Letter” means that certain Commitment Letter dated as of October 24, 2013 among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JP Morgan Chase Bank, N.A., J.P. Morgan Securities LLC and the Borrower.

“Bridge Loan” means that certain short-term Indebtedness incurred by the Borrower to finance a portion of Lion Acquisition in an aggregate amount of up to $800,000,000 with a term of not more than three Business Days, to be made on or about the Lion Acquisition Closing Date as contemplated by the Bridge Commitment Letter.

“Bridge Mirror Loan” means the loan made on or about the Lion Acquisition Closing Date by the Borrower to Newco in an aggregate amount of up to $800,000,000.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment, and including capitalized software expenditures, reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Liabilities” means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement constituting a Capital Lease and, for purposes of

(a)endorsements of instruments for deposit or collection in the ordinary course of business, and
(b)obligations of any Insurance Subsidiary under Insurance Contracts, Reinsurance Agreements and Retrocession Agreements (but not including any of the foregoing that constitutes financial reinsurance).

“Continuing Director” means, at any date, an individual (a) who is a member of the Board of Directors of the Borrower on the Closing Date, (b) who, as at such date, has been a member of such Board of Directors for at least the 12 preceding months (or, for the period comprising the first 12 months after the Closing Date, has been a member of the Board of Directors at least since the Closing Date), or (c) who has been nominated or approved to be a member of such Board of Directors by a majority of the other Continuing Directors then in office.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contributions” means, collectively, (a) the Borrower Contribution and (b) the ServiceLink Contribution.

“Control” has the meaning specified in the definition of “Affiliate”.

“Convertible Indebtedness” means unsecured convertible Indebtedness of the Borrower, including such Indebtedness that is convertible (whether after the satisfaction of any one or more conditions or otherwise) into any combination of shares of Capital Stock and/or cash.

“Credit Extension” means each of the following: (a) a Revolving Borrowing and (b) a Swing Line Borrowing.

“Debt Rating” has the meaning specified in the definition of “Applicable Rate”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, any state thereof or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.14(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means:

(a)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to ~~(i)~~ the ~~British Bankers Association LIBOR~~London Interbank Offered Rate (“~~BBA~~ LIBOR”) or a comparable or successor rate which rate is approved by the Administrative Agent, as published ~~by Reuters~~on the applicable Bloomberg screen page (or such other commercially available source providing such quotations ~~of BBA LIBOR~~ as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two ~~London Banking~~Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period ~~or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of~~; and if the Eurodollar Rate ~~Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and~~shall be less than zero, such rate shall be deemed zero for purposes of this Agreement; and

(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to ~~(i) BBA~~ LIBOR, at ~~approximately~~or about 11:00 a.m., London time determined two ~~London Banking~~Business Days prior to such date for U.S. Dollar deposits ~~being delivered in the London interbank market for~~with a term of one month commencing that day ~~or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.~~; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and reasonably acceptable to the Borrower.

“Facility Fee” has the meaning specified in Section 2.08(a).

“FAMI” means Fidelity Asset Management, Inc., a California corporation.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) ~~and~~, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471 (b) (1) of the Code.

“FCPA” has the meaning specified in Section 5.23(b).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement in respect of the amendment and extension of the Existing Credit Agreement, dated May 28, 2013, among the Borrower, the Administrative Agent, MLPFS, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.

“Fidelity Newport” means Fidelity Newport Holdings, LLC, a Delaware corporation, which owns 100% of the Equity Interests of American Blue Ribbon Holdings, LLC, a Delaware limited liability company.

“First Amendment Effective Date” means the date of effectiveness of that certain First Amendment dated as of October 24, 2013 to this Agreement.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fortuna” means Fortuna Service Company, LLC, a California limited liability company.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s
Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting

“Redeemable Stock” means any Equity Interests of the Borrower or any of its Subsidiaries which prior to August 31, 2018 is or may be (a) mandatorily redeemable, (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness.

“Refinancing” means the repayment in full, by the Acquired Company, of the Acquired Company Credit Facility.

“Register” has the meaning specified in Section 10.06(c).

“Reinsurance Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers, as reinsurers, assume liabilities of one or more insurance or reinsurance companies.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers and advisors of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b). “Remy” means Remy International, Inc., a Delaware corporation.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Revolving Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, and (b) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender in making such determination.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, executive vice presidents, chief financial officer, treasurer, controller, secretary or assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payments” has the meaning specified in Section 7.06.

“Retrocession Agreement” means any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another Retrocession Agreement.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit C.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A. or such other form as may be approved by the Administrative Agent and reasonably acceptable to the Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” has the meaning specified in Section 5.23(a).

“SAP” means, as to any insurance company, the statutory accounting practices prescribed or permitted by the Department, or in the event that the Department fails to prescribe or address such practices, NAIC guidelines.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment Effective Date” means the date of effectiveness of that certain Second Amendment dated as of May 27, 2015 to this Agreement.

“Securitization Vehicle” means one or more special purpose vehicles that are, directly or indirectly, wholly-owned Subsidiaries of the Borrower and are Persons organized for the limited purpose of entering into a Permitted Accounts Securitization and whose structure is designed to insulate such vehicle from the credit risk of the Borrower and its other Subsidiaries.

“ServiceLink Contribution” means the contribution on or about the Lion Acquisition Closing Date by the Borrower to Newco of the Equity Interests comprising the business of ServiceLink.

“ServiceLink” means ServiceLink, Inc., a Delaware corporation.

“Swing Line Loan” has the meaning specified in Section 2.03(a).

“Swing Line Note” means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by the Swing Line Lender, substantially in the form of Exhibit D.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.03(b), which, if in writing, shall be substantially in the form of Exhibit B. or such other form as approved by the Administrative Agent and reasonably acceptable to the Borrower (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Lenders” means those lending institutions that provide financing under the Permitted Synthetic Lease.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, for any determination under this Agreement, (a) for any Person which becomes a Subsidiary pursuant to an Acquisition, (i) during the fiscal year of the Borrower during which such Acquisition is consummated, the period beginning on the first day of such fiscal year and ending on the last day of the fiscal quarter of the Borrower then last ended and (ii) at all times after the end of the fiscal year of the Borrower during which such Acquisition is consummated, the four consecutive fiscal quarters of the Borrower then last ended and (b) for the Borrower and any other Subsidiary, the four consecutive fiscal quarters of the Borrower then last ended.

“Total Capitalization” means, at any time, the sum of Net Worth and Total Debt (without giving effect to the proviso at the end of such definition).

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Debt” means, at any time, (a) with respect to the Borrower and its Subsidiaries (including, for the avoidance of doubt, any Strategic Investment Subsidiary and its Subsidiaries at the time of determination) the sum, without duplication, of (i) Applicable Debt at such time, (ii) non- contingent reimbursement or payment obligations in respect of the items referred to in clause (b) of the definition of “Indebtedness” contained in this Agreement at such time, and (iii) Contingent Obligations in respect of Applicable Debt of another Person at such time, minus (b) Non-Recourse Debt of the Governmental Authority, as applicable. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement (other than for purposes of provisions relating to the preparation or delivery of financial statements), notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number) and shall exclude the financial results of any Person which, solely due to ASC 810 requires the Borrower to consolidate in its financial statements, but only to the extent that the owners of such Person’s Indebtedness have no recourse, directly or indirectly, to the Borrower or any of its Subsidiaries for the principal, premium, if any, and interest on such Indebtedness.

Section 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the applicable Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

Section 2.02. Borrowings, Conversions and Continuations of Revolving Loans.

(a)Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Applicable Percentages. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each ~~such notice~~Revolving Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any such Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any such Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Revolving Loan Notice ~~(whether telephonic or written)~~ shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a

Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Revolving Borrowing, each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Swing Line Loans, and second, shall be made available to the Borrower as provided above.

(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(e)After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Revolving Loans.

Section 2.03. Swing Line Loans.

(a)The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, but in its sole discretion and without any obligation, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Extended Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Commitment, and (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.03, prepay under Section 2.04, and reborrow under this Section 2.03. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each ~~such notice~~Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.03(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.14, each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such partial prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans in an aggregate amount equal to such excess.

Section 2.05. Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent (which notice may, at the Borrower’s election, be conditioned upon the consummation of a refinancing, provided the Borrower shall compensate each Lender for any additional amounts required pursuant to Section 3.05 suffered as a result of any notice that is conditioned upon the consummation of a refinancing), (x) terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments or (y) prior to the Original Maturity Date, terminate the Original Commitments; provided that (i) any such notice (which may be in electronic form) shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not (x) terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments or (y) terminate the Original Commitments if, after giving effect thereto and to any concurrent prepayments hereunder (including pursuant to Section 2.06(c)), there would be any Total Outstandings in respect of the Original Commitments and (iv) if, after giving effect to any reduction of the Aggregate Commitments, the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments or the Original Commitments. Any reduction of the Aggregate Commitments shall be applied to the Original Commitment and Extended Commitment of each Lender, ratably, according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower;

(i)Liens securing obligations in respect of purchase money Indebtedness and Capital Leases permitted pursuant to Section 7.04(d) on assets (and proceeds thereof) subject to such leases; provided that (A) any such Lien on purchase money Indebtedness or in respect of Capital Leases covers only the asset (and proceeds thereof) subject to the Capital Lease or being acquired with the proceeds of such purchase money Indebtedness (and other assets and proceeds financed by the same lender or any of its affiliates under Indebtedness also permitted under this clause (i) and (B) such purchase money Indebtedness and Capital Leases are otherwise permitted hereunder;

(j)Liens securing obligations permitted under Sections 7.04(f) and (g), to the extent such Liens are identified and permitted under such Section;

(k)Liens arising as a result of claims under or related to Insurance Contracts, Reinsurance Agreements or Retrocession Agreements in the ordinary course of business, or securing Indebtedness of Insurance Subsidiaries incurred or assumed in connection with the settlement of claim losses in the ordinary course of business of such Insurance Subsidiaries;

(l)	Liens securing obligations permitted under Section 7.04(h).;

(m)Liens on assets of a Subsidiary securing obligations owed to the Borrower or a Subsidiary and permitted under Section 7.04(m);

(n)Liens on assets of Designated Subsidiaries securing obligations permitted under Section 7.04(n);

(o)so long as no Default or Event of Default has occurred and is continuing at the time such Lien is granted, other Liens on assets of the Borrower and its Subsidiaries securing obligations of the Borrower and its Subsidiaries (excluding Liens on assets of Strategic Investment Subsidiaries and their respective Subsidiaries permitted under Section 7.01(u)) in an aggregate amount not exceeding at the time of any creation thereof 10% of Net Worth as of the end of the fiscal quarter immediately preceding such creation;

(p)leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not interfere in any material respect with the business of the Borrower and its Subsidiaries;

(q)Liens incurred in connection with a Permitted Accounts Securitization and which Liens attach solely to the Transferred Assets in connection with the incurrence of Indebtedness arising in connection with such Permitted Accounts Securitization;

(r)Liens incurred in connection with the Permitted Synthetic Lease which are Permitted Synthetic Lease Liens;

(s)any extension, refinancing (but not increase), renewal or replacement of the foregoing; provided that the Liens permitted hereby shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property);

(t)Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) on commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law or contract encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry; ~~and~~

(u)Liens on assets of Strategic Investment Subsidiaries and their respective Subsidiaries securing obligations permitted under Section 7.04(o).; and

(v)Liens on assets of BKFS, BKIS and subsidiaries of BKIS securing obligations permitted under Section 7.04(r).

Any Lien permitted above may extend to the proceeds of the assets subject thereto.

Section 7.02. Consolidations and Mergers; Sales of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of related transactions) all or any part of its assets (including receivables, but excluding Equity Interests, and in all cases whether now owned or hereafter acquired) to or in favor of any Person, except:

(a)0 any Subsidiary may merge with the Borrower; provided that the Borrower shall be the continuing or surviving Person, or with any one or more Subsidiaries; provided that if any transaction shall be between a Subsidiary and a Subsidiary that is a Wholly-Owned Subsidiary, the Subsidiary that is a Wholly-Owned Subsidiary shall be the continuing or surviving Person and 0 the Borrower or any Subsidiary may merge with any other Person; provided that such merger is consummated as part of a Permitted Acquisition and, in the case of any merger involving the Borrower, the Borrower shall be the continuing or surviving Person;

(b)any Subsidiary may sell all or any part of its assets (upon voluntary liquidation or otherwise) to the Borrower or another Subsidiary that is a Wholly-Owned Subsidiary;

(c)	the Borrower or any Subsidiary may sell, lease, convey or otherwise dispose of assets
(i) if such sale, lease, conveyance or other disposition is (A) of portfolio Investments in the ordinary course of its business at fair market value, (B) of obsolete, worn-out or surplus property and property no longer used or useful in the conduct of the business of the Borrower and its Subsidiaries, (C) a sale of property to the extent such property is exchanged for credit against the purchase price of similar replacement property or the Net Disposition Proceeds thereof are applied to the purchase of such replacement property within 90 days of such sale; (D) ordinary course dispositions of inventory, (E) ordinary course dispositions of real estate and related properties in connection with relocation activities for employees of the Borrower and its Subsidiaries; (F) dispositions of tangible property as part of a like kind exchange under Section 1031 of the Code in the ordinary course of business; (G) dispositions of real estate and related properties as part of the resolution or settlement of claims under an Insurance Contract in the ordinary course of business; (H) a voluntary termination of a Swap Contract; (I) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not

(o)Indebtedness of the Strategic Investment Subsidiaries and their respective Subsidiaries, which Indebtedness may be secured by assets of the Strategic Investment Subsidiaries or any of their respective Subsidiaries, provided in no event shall the owner of such Indebtedness have any recourse, directly or indirectly, to the Borrower or any of its Subsidiaries (other than the Strategic Investment Subsidiaries and their respective Subsidiaries) or any of their respective assets;

(p)Synthetic Lease Obligations under the Permitted Synthetic Lease and, so long as no Default or Event of Default has occurred and is continuing at the time of incurrence thereof, other Synthetic Lease Obligations, provided the aggregate Attributable Indebtedness in respect of all of the foregoing shall not exceed at the time of the incurrence of any thereof 3% of Net Worth as of the end of the fiscal quarter immediately preceding such incurrence;

(q)so long as no Default or Event of Default has occurred and is continuing at the time of incurrence thereof, Indebtedness arising in connection with a Permitted Accounts Securitization; ~~and~~

(r)(x) Indebtedness of BKFS, BKIS and subsidiaries of BKIS (x) under the BKIS Credit Facility, in an aggregate amount not to exceed the sum of (i) $1,975,000,000 plus (ii) additional amounts permitted to be incurred under Section 2.16(a)(ii), (iii) or (iv) of the BKIS Credit Facility (as in effect on the Second Amendment Effective Date, including all component definitions referenced in such sections) as “Commitment Increases” (as defined in the BKIS Credit Facility (as in effect on the Second Amendment Effective Date)) and (y) in respect of any Cash Management Obligations and Secured Hedging Obligations (each as defined in the BKIS Credit Facility (as in effect on the Second Amendment Effective Date));

(s)	the Lion Notes Guarantee; and

(~~r~~t) any extensions, renewals or refinancings (but not increases) of the foregoing.

Section 7.05. Transactions with Affiliates. The Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower, except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary; provided that the foregoing restrictions shall not apply to (a) customary fees paid to members of the Board of Directors of the Borrower and its Subsidiaries, (b) loans and other transactions (i) by and among the Borrower and its Subsidiaries and (ii) permitted by Article VII and (c) the performance of any of the agreements identified on Schedule 7.05.

Section 7.06. Restricted Payments. The Borrower shall not, and shall not allow any of its Subsidiaries to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Equity Interests, or purchase, redeem or otherwise acquire for value any shares of any class of its Equity Interests or any warrants, rights or options to acquire such shares, now or hereafter outstanding, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness described in Section 7.04(i) or Section 7.04(j) (collectively, “Restricted Payments”), except that (a) any Subsidiary may declare and pay dividends and tax sharing payments and otherwise declare and make distributions of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its Equity Interests, in each case, to the Persons which own its Equity Interests; provided that the share of any of the foregoing made or paid to the Borrower and its other Subsidiaries is as least pro permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.17. Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Revolving Loan Notices, Swingline Loan Notices) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.18. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.19. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

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